Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Statements

On January 23, 2013, NRP Trona LLC (“NRP Trona”), a Delaware limited liability company and a wholly owned subsidiary of NRP (Operating) LLC (“NRP Operating” and with NRP Trona the “NRP Parties”), a Delaware limited liability company and a wholly owned subsidiary of Natural Resource Partners L.P. (the “Partnership”), completed the acquisition of (i) certain general partner interests in OCI Wyoming L.P. and (ii) 20% of the common shares and all of the preferred shares of OCI Wyoming Co. pursuant to a Purchase Agreement (the “Trona Purchase Agreement”) by and among Anadarko Holding Company and Big Island Trona Company (the “Sellers”) and the NRP Parties. OCI Wyoming L. P.’s operations consist of the mining of trona ore, which, when processed, becomes soda ash. All soda ash processed is sold through its sales agent to various domestic and European customers and to American Natural Soda Ash Corporation for export. All mining and processing activities take place in one facility located in Green River, Wyoming. OCI Wyoming Co.’s only significant asset is its ownership interest in OCI Wyoming L.P.

The following unaudited pro forma condensed consolidated financial statements have been prepared to give pro forma effect to the completed acquisition, which was accounted for as a purchase of an equity investment, as if the acquisition, the related issuances of the Partnership’s common units and term loan had occurred on the dates indicated. Article 11-02 does not require the presentation of an unaudited pro forma condensed consolidated statement of cash flows. However, as the Partnership considers cash flow as a significant performance metric, pro forma cash flows prepared on the same basis as the pro forma statement of comprehensive income are also included herein.

The unaudited pro forma condensed consolidated financial statements include a balance sheet as of December 31, 2012 and statements of comprehensive income and cash flows for the year then ended. The unaudited pro forma condensed consolidated balance sheet was derived from the historical audited consolidated balance sheet of the Partnership as of December 31, 2012. The unaudited pro forma condensed consolidated statements of comprehensive income and pro forma condensed consolidated statements of cash flows were derived from the historical audited consolidated financial statements for the year ended December 31, 2012.

The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition and related transactions as if they had occurred on December 31, 2012. The unaudited pro forma condensed consolidated statement of comprehensive income and the pro forma condensed consolidated statement of cash flows for the year ended December 31, 2012 gives effect to the acquisition and related transactions as if they had occurred on January 1, 2012.

The unaudited pro forma condensed consolidated financial statements and the accompanying unaudited pro forma notes, should be read in conjunction with the Partnership’s historical financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report on Form 10-K for the year ended December 31, 2012 and the audited combined financial statements of OCI Wyoming L.P. and OCI Wyoming Co. as of and for the year ended December 31, 2012, included as Exhibit 99.1 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed consolidated financial statements presented are based on the assumptions and adjustments described in the accompanying unaudited pro forma notes. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes and are not indicative of what the financial position might have been or what results of operations might have been achieved had the acquisition and related transactions occurred as of the dates indicated or the financial position or results of operations that might be achieved for any future periods.

NATURAL RESOURCE PARTNERS L.P.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2012

	Unaudited
(Amounts in 000’s)	As of December 31, 2012
	As Reported	Adjustments		Pro Forma
ASSETS
Cash	$149,424	$(292,500	) A	$133,455
		200,000	B
		75,000	C
		1,531	D
Other current assets	46,771			46,771

Total Current Assets	196,195	(15,969)		180,226
Equity method investment in OCI Wyoming	—	292,500	A	292,500
Property and equipment	56,741			56,741
Mineral rights	1,380,428			1,380,428
Intangible assets	70,811			70,811
Other assets	60,497			60,497

Total assets	$1,764,672	$276,531		$2,041,203

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$117,815	$—		$117,815
Long term debt	897,039	200,000	B	1,097,039
Other liabilities	132,371			132,371
Partners’ capital	617,447	75,000	C	693,978
		1,531	D

Total liabilities and partners’ capital	$1,764,672	$276,531		$2,041,203

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NATURAL RESOURCE PARTNERS L.P.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

	Unaudited
(Amounts in 000’s, except per unit data)	Year Ended December 31, 2012
	As Reported	Adjustments		Pro Forma
Revenues	$379,147	$—		$379,147
Operating expenses	111,982			111,982

Income from operations	267,165			267,165
Equity method earnings of OCI Wyoming		56,018	E	53,116
Amortization of value adjustments		(2,902	) F
Other income	162			162
Interest expense	(53,972)	(5,200	) B	(59,172)

Net income	$213,355	$47,916		$261,271

Net income attributable to:
General partner	$4,267			$5,225

Limited partners	$209,088			$256,046

Basic and diluted net income per limited partner unit	$1.97			$2.33

Weighted average number of units outstanding	106,028	3,800	C	109,828

Comprehensive income	$213,405			$261,321

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NATURAL RESOURCE PARTNERS L.P.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2012

	Unaudited
(Amounts in 000’s)	Year Ended December 31, 2012
	As Reported	Adjustments		Pro Forma
OPERATING CASH FLOWS
Net income	$213,355	$47,916		$261,271
Adjustments to reconcile net income to net cash provided by operating activities	58,053			58,053
Equity method earnings of OCI Wyoming		(56,018	) E	(56,018)
Distributions received from OCI Wyoming		34,974	E	34,974
Proforma depreciation on value adjustment		2,902	F	2,902

Net cash provided by operating activities	271,408	29,774		301,182

INVESTING CASH FLOWS
Acquisition of productive assets	(239,543)			(239,543)
Other investing cash flows	26,810			26,810

Net cash used in investing activities	(212,733)			(212,733)

FINANCING CASH FLOWS
Proceeds from debt, net	117,200			117,200
Distributions	(240,814)	(8,360	) G	(249,174)
Other financing cash flows	(559)			(559)

Net cash used in financing activities	(124,173)	(8,360)		(132,533)

Net decrease in cash and cash equivalents	(65,498)	21,414		(44,084)
Cash and cash equivalents at beginning of period	214,922			214,922

Cash and cash equivalents at end of period	$149,424	$21,414		$170,838

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Natural Resource Partners L.P.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated statements of comprehensive income and cash flows of the Partnership for the year ended December 31, 2012 gives effect to the acquisition by the NRP Parties of the equity interests in OCI Wyoming L.P. and OCI Wyoming Co. (collectively referred to herein as “OCI”) and the related issuances of common units and the term loan as if they had been completed on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet of the Partnership as of December 31, 2012, gives effect to the acquisition of the equity interests in OCI and the related transactions as though such transactions occurred at the close of business on December 31, 2012.

The unaudited pro forma condensed consolidated financial statements were derived by adjusting the Partnership’s historical financial statements for the acquisition of OCI. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not indicative of the Partnership’s financial position or results of operations had the transaction been consummated on the dates indicated or financial position or results of operations for any future period or date.

The unaudited pro forma condensed consolidated financial statements and accompanying notes to those pro forma statements should be read in conjunction with the Partnership’s historical financial statements, related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012, and the audited combined financial statements of OCI Wyoming L.P. and OCI Wyoming Co. as of and for the year ended December 31, 2012, included as Exhibit 99.1 to this Current Report on Form 8-K.

Note 2. Purchase Price Allocation

The unaudited pro forma condensed consolidated financial statements reflect a preliminary purchase price of $292.5 million, consisting of operating cash of $16.0 million, the proceeds of a $200 million term loan and the proceeds from the issuance of 3.8 million common units together with a $1.5 million equity contribution by NRP (GP) LP, the general partner of the Partnership. The Trona Purchase Agreement also contains an earn-out provision that would require NRP Trona to pay the Sellers up to $50 million, on a net present value basis, over a three-year period if OCI Wyoming L.P. achieves specific revenue targets during that period. As the acquisition price exceeded the proportional book value of the assets acquired at closing, estimates of contingent consideration related to the transaction have not been included herein. Contingent consideration will be recorded when paid and reflected as an adjustment of fair values recorded or to the amount initially recorded as goodwill.

In the accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2012, the total purchase price is allocated to the tangible and identifiable intangible assets and the liabilities of OCI based on their estimated fair values as of the date of the acquisition in accordance with the acquisition method of accounting. The Partnership has engaged professional appraisers to determine the fair value of the land, mine and plant and equipment acquired and a valuation specialist to assist in identifying and valuing the non capital assets or liabilities of OCI at date of acquisition, including identifiable intangible assets, if any. Included in preliminary fair value adjustments, based on certain initial estimates, is an increase in the fair value of property, plant and equipment of $39.8 million. Under the equity method of accounting, this amount is not reflected individually in the accompanying unaudited pro forma condensed financial statements but is used to determine periodic charges to amounts reflected as income earned from the equity investment. Preliminarily the excess of the purchase price over the estimated fair value of the adjusted value of the equity interests acquired (goodwill) is $100.5 million. The valuation of acquired assets and liabilities is preliminary and subject to adjustment, which may be material.

Natural Resource Partners L.P.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 2. Purchase Price Allocation (continued)

The following summarizes the preliminary allocation of the purchase price for purposes of these unaudited pro forma condensed consolidated financial statements:

Book value of equity interests acquired:
Cumulative preferred stock	$19,270
Partner’s capital	132,941

Book Value December 31, 2012	152,211

Estimated excess of fair value over book value of Property, Plant and Equipment	39,785
Goodwill	100,504

Total purchase price	$292,500

Note 3. Pro Forma Adjustments

The pro forma adjustments made herein are based upon management’s preliminary estimates of the value of the tangible and intangible assets acquired. These estimates are subject to finalization. Final allocation may differ materially from the estimates reflected in these pro forma condensed consolidated financial statements.

A – Record the purchase: Reflects the cash consideration paid at closing for the equity interests. Incidental costs related to the transaction will be capitalized as additional cost of the investment but such costs are estimated to not be material to the pro forma presentation.

B – Record issuance of Term Loan: Reflects the cash received from the issuance of a 3-year, $200 million unsecured term loan agreement and interest computed at the initial interest rate of 2.6%. The term loan agreement has covenants and other terms that are substantially identical to those in NRP Operating’s existing $300 million revolving credit facility.

C – Record the issuance of common units: Reflects the cash received with respect to the common units issued in a private placement of common units representing limited partner interests in the Partnership. The Partnership sold approximately 3.8 million common units in the private placement at a purchase price of $19.8173 per common unit, resulting in $75 million in proceeds to the Partnership.

D – Record the contribution of equity by General Partner: Reflects equity contribution of NRP (GP) LP to maintain its 2% interest in the Partnership.

Natural Resource Partners L.P.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 3. Pro Forma Adjustments (continued)

E – Record income received, net of estimated amortization: The Partnership acquired 100% of the equity interests of Anadarko Holding Company and Big Island Trona Company, Anadarko’s wholly-owned subsidiary, in OCI Wyoming L.P. and OCI Wyoming Co. Therefore, the amounts reflected as income and cash flow related to the equity investment is the income allocated to the Sellers and the cash flow received by the Sellers for the year ended December 31, 2012, with adjustments as presented below:

Partner’s allocated net income	$50,360
Dividends on preferred and common stock	5,658

Total income	56,018
Pro forma depreciation on adjustment of Property, Plant and Equipment values	(2,902)

Income equity investment, net	$53,116

Total income	$56,018
Undistributed income of OCI Wyoming	21,044

Total cash flow	$34,974

F – Record amortization on adjustments to value: The pro forma adjustments reflect depreciation of the purchase price allocation to Property, Plant and Equipment of $2.9 million based on preliminary fair value estimates of $258.8 million which results in an excess over book values of $81.7 million of which Partnership’s interest is approximately $39.8 million. The preliminary estimate of the weighted average remaining useful life of these assets is approximately 14 years.

G – Record distribution on newly issued common units: The adjustment reflects distributions paid per common unit for the year ended December 31, 2012, of $2.20, which, on a pro forma basis, would increase the total distributions paid by $8.36 million.